EXHIBIT 99.1

Pangaea Logistics Solutions Ltd. Reports Financial Results for the Third Quarter Ended September 30, 2014

NEWPORT, RI – November 17, 2014 – Pangaea Logistics Solutions, Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today the results for Bulk Partners (Bermuda) Ltd., (“Bulk Partners”) for the third quarter ended September 30, 2014. Future reporting will be from Pangaea, the 100% parent of Bulk Partners as of October 1, 2014.

Third Quarter 2014 Highlights & Recent Developments

  Revenue of $91.2 million for the third quarter of 2014
  25% increase in voyage days, demonstrating increasing demand for services
  Completed public listing; began trading under NASDAQ: PANL
  Took delivery of m/v Nordic Oshima, a 76,180 dwt ice-class 1A panamax dry bulk carrier
  Signed two new long-term contracts of affreightment (“COAs”) to support its ice-class fleet

Edward Coll, Chairman and Chief Executive Officer of Pangaea Logistics Solutions, stated, “The third quarter of 2014 presented a challenging rate environment, continuing what we experienced during the second quarter. Despite these headwinds, we were able to effectively leverage our relationships in the industry and create revenue opportunities where others could not. Further, we are incredibly pleased to have begun publicly trading and look forward to building increased shareholder value.”

Third Quarter and Nine-Months 2014 Financial Results

For the quarter ended September 30, 2014, total revenue was $91.2 million. Total revenue was $295.2 million for the nine months ended September 30, 2014.

Bulk Partners reported a loss from operations of $1.9 million for the third quarter of 2014, and income from operations of $11.5 million for the nine months ended September 30, 2014.

Bulk Partners reported a net loss after non-controlling interests of $2.9 million for the third quarter, and net income after non-controlling interests of $4.9 million for the nine months ended September 30, 2014.

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“Our voyage days increased 25% in the quarter over the same period last year, demonstrating strong demand for our services,” Coll added. “That said, operating margins were under significant pressure due to weakened market rates in the vast majority of the dry shipping segments.”

Assuming the merger had been consummated as of January 1, 2014, the Company’s pro forma earnings per share for the nine months ended September 30, 2014 was $0.11 basic and diluted, which were calculated based on 34,696,997 shares.

Cash Flows

For the nine months ended September 30, 2014, Bulk Partners’ net cash provided by operating activities was $16.4 million, compared to $18.9 million for the nine months ended September 30, 2013.

For the nine months ended September 30, 2014 and 2013, net cash used in investing activities was $30.1 million and $75.7 million, respectively. Net cash provided by financing activities was $14.9 million and $60.9 million for the nine months ended September 30, 2014 and 2013, respectively. This reflects increased borrowing to finance the purchase of additional vessels and take delivery of the m/v Nordic Oshima.

“We continue to invest operating cash flow in newbuilding vessels in the ice-class trade, a market that is well-protected from the newbuilding backlog and where we have distinct strategic advantages,” Coll said.

Recent Developments

The following events took place after the close of the third quarter:

•	On October 1, 2014, Bulk Partners completed its merger with Quartet. The combined company is a wholly owned subsidiary of Pangaea Logistics Solutions. On October 3, 2014, the Company’s common shares commenced trading on NASDAQ under the ticker symbol PANL.

•	On October 8, 2014, Pangaea announced that ASO 2020 Maritime, an affiliate of the Alexander S. Onassis Public Benefit Foundation, executed a letter of intent to acquire a stake in Pangaea.

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•	On October 28, 2014, the Company announced the delivery of the m/v Nordic Oshima, a 76,180 dwt ice-class 1A panamax dry bulk carrier. Pangaea took delivery of the vessel on September 25, 2014 from Oshima Shipbuilding Co., Ltd.

•	On November 14, 2014, the Company announced long-term COAs that will help support the activities of its specialized ice-class 1A panamax vessels.

o   The first contract is a new agreement with an existing client to carry cargo in the Baltic region through 2017. Beginning in 2015, the contract will provide an estimated 240 cargo days of coverage and will contribute revenue of approximately $10 million per year.

o   The second contract is with a new, blue-chip client to carry cargo from 2015 to 2018. Pangaea’s ice-hardened fleet is contracted to transport cargo for an estimated 600 days each summer in the far northern latitudes, contributing revenue of approximately $22 million per year.

About Pangaea Logistics Solutions, Ltd.

Pangaea Logistics Solutions, Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Forward-Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for drybulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of

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shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.

Contacts:

Investor Relations

Thomas Rozycki

Prosek Partners

Managing Director

212-279-3115 x208

trozycki@prosek.com

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